Exhibit 3.10

CERTIFICATE OF FORMATION

OF

SABINE PASS LNG-LP, LLC

This Certificate of Formation, dated February 7, 2005, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is: “Sabine Pass LNG-LP, LLC”.

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

103 Foulk Road, Suite 200

Wilmington, Delaware 19803

The name and address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Entity Services Group, LLC

103 Foulk Road, Suite 200

Wilmington, Delaware 19803

EXECUTED as of the date written first above.

/s/ L. M. Wilson
L. M. Wilson, Authorized Person